Exhibit 10.9

RESTRICTED SHARE UNIT GRANT NOTICE

BICYCLE THERAPEUTICS PLC

2020 EQUITY INCENTIVE PLAN

Capitalized terms not specifically defined in this Restricted Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Equity Incentive Plan (as amended from time to time, the “Plan”) of Bicycle Therapeutics Plc (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Share Units (the “RSUs”) described in this Grant Notice (the “Award”), subject to the terms and conditions of the Plan and the Restricted Share Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[Participant Name]
Grant Date:	[Grant Date]
Number of RSUs:	[Number of shares]
Vesting Commencement Date:	[Vesting start date]
Vesting Schedule:	[Vesting schedule]

Participant Acknowledgements:By accepting this Award electronically, Participant understands and agrees that:

●	Participant shall be bound by the terms of this Grant Notice, the Plan, the Agreement and any policy of the Company or any Subsidiary that may be applicable to the Participant and the Award from time to time (the “Policies”).

●	To the fullest extent permitted under the Plan and applicable law, any Withholding Taxes (as defined in the Agreement) applicable to the Award will be satisfied through the sale of a number of the Shares issuable in settlement of the Award as determined in accordance with Section 3.2 of the Agreement and the remittance of the cash proceeds to the Company. Under this Grant Notice and the Agreement, the Company or, if different, the Participant’s employer is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate tax or social security authorities in an amount equal to the Withholding Taxes required to be remitted. The Participant further agrees that, as a result of the Participant’s authorization, the Company will have the authority to administer the Mandatory Sell to Cover (as defined in the Agreement) in connection with the Participant’s receipt of the Award.

●	Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby further agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

Exhibit A

RESTRICTED SHARE UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.	GENERAL
1.1	Award of RSUs.

The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2	Incorporation of Terms of Plan.

The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3	Unsecured Promise.

The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

2.	VESTING; FORFEITURE AND SETTLEMENT
2.1	Vesting; Forfeiture.

The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2	Settlement.
(a)

RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date (except as otherwise provided in Sections 2.2(d) and (e) below). Notwithstanding the foregoing, to the extent permitted under Applicable Laws, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation.

(b)	[RESERVED.]
(c)	When an RSU is paid in Shares, Participant may be required to pay the nominal value thereof in the same manner as provided for Withholding Taxes below.
(d)

Notwithstanding the foregoing, if (i) selling Shares in the open market pursuant to Section 2.2(a) (the “Original Issuance Date”) to satisfy Participant’s tax withholding obligation in accordance with Section 3.2 below is prohibited for any reason, and (ii) the Company elects not to instead satisfy the Withholding Taxes obligations by withholding shares from Participant’s distribution, then such Shares shall not be delivered on such Original Issuance Date and shall instead be delivered to Participant on the earliest of: (1) the first date that Participant is not prohibited from selling Shares in the open market, or (2) such earlier date that the Company elects to satisfy the Withholding Taxes obligation by withholding Shares from Participant’s distribution; provided, however, that if the Company determines that Participant may be subject to taxation in the United States, then notwithstanding the foregoing, in no event will the Shares be delivered to Participant any later than: (A) December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), or (B) if and only if permitted in a manner that complies with United States Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(e)

In addition and notwithstanding the foregoing, no Shares issuable to Participant under this Section 2 as a result of the vesting of one or more RSUs will be delivered to Participant until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such Shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any Shares issuable to Participant under this Section 2 upon vesting of one or more RSUs, such Shares will not be issued on the Original Issuance Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when Participant is permitted to sell Shares in the open market. Notwithstanding the foregoing, if the Company determines that Participant may be subject to taxation in the United States, the issuance date for any Shares delayed under this Section 2(e) shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A or other Applicable Laws.

3.	TAXATION AND TAX WITHHOLDING
3.1	Representation.

Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax and/or social security consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2	Tax Withholding.
(a)

Participant acknowledges that, regardless of any action taken by the Company, or if different, the Subsidiary or affiliate employing or engaging Participant (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (the “Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant of this Award, the vesting of this Award, the issuance of Shares in settlement of vesting of this Award, the subsequent sale of any Shares acquired pursuant to this Award and the receipt of any dividends or dividend equivalent; and (ii) do not commit to and are under no obligation to reduce or eliminate Participant’s liability for Tax-Related Items. Further, if Participant becomes subject to taxation in more than one country, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

(b)

On or before the time Participant receives a distribution of the Shares underlying the RSUs, and at any other time as reasonably requested by the Company in accordance with Applicable Laws, Participant agrees to make adequate provision for any sums required to satisfy the withholding obligations of the Company or the Employer in connection with any Tax-Related Items that arise in connection with this Award (the “Withholding Taxes”). The Company shall arrange a mandatory sale (on Participant’s behalf pursuant to Participant’s authorization under this section and without further consent) of the Shares issued in settlement upon the vesting of the RSUs in an amount necessary to satisfy the Withholding Taxes and shall satisfy the Withholding Taxes by withholding from the proceeds of such sale (the “Mandatory Sell to Cover”). Participant hereby acknowledges and agrees that the Company shall have the authority to administer the Mandatory Sell to Cover arrangement in its sole discretion with a registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select as the agent (the “Agent”) who will sell on the open market at the then prevailing market price(s), as soon as practicable on or after each date on which the RSUs are settled, the number (rounded up to the next whole number) of the Shares to be delivered to Participant in connection with the settlement of the RSUs sufficient to generate proceeds to cover (i) the Withholding Taxes that Participant is required to pay pursuant to the Plan and this Agreement as a result of the settlement of the RSUs and (ii) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and any remaining funds shall be remitted to Participant.

(c)

If, for any reason, such Mandatory Sell to Cover does not result in sufficient proceeds to satisfy the Withholding Taxes, or if such Mandatory Sell to Cover is not permitted by Applicable Laws, the Company or the Employer may,

in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to this Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to Participant by the Company or the Employer; (ii) causing Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding Shares from the Shares issued or otherwise issuable to Participant in connection with the RSUs with a fair market value (measured as of the date Shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that Shares shall not be withheld with a value exceeding the maximum amount of tax required to be withheld by Applicable Laws (or such lesser amount as may be necessary to avoid classification of this Award as a liability for financial accounting purposes); and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or Remuneration Committee of the Board.

(d)	Unless the tax withholding obligations of the Company or the Employer with respect to the Tax-Related Items are satisfied, the Company shall have no obligation to deliver to Participant any Shares.
(e)

In the event the Company’s obligation to withhold arises prior to the delivery to Participant of Shares or it is determined after the delivery of Shares to Participant that the amount of the Tax-Related Items was greater than the amount withheld, Participant agrees to indemnify and hold the Company and the Employer harmless from any failure to withhold the proper amount.

(f)

Participant acknowledges and agrees that, as a result of Participant’s authorization under this section and without further consent, the Company will have the authority to administer the Mandatory Sell to Cover pursuant to the terms of this Award.

4.	OTHER PROVISIONS
4.1	Adjustments.

Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2	Notices.

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or email address. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given: (i) if sent by email, when actually received; and (ii) if sent by certified mail (return receipt requested) and deposited with postage prepaid in the applicable national mail, when delivered by a nationally recognized express shipping company.

4.3	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4	Conformity to Securities Laws.

Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and the RSUs may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.5	Successors and Assigns.

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the

Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7	Entire Agreement.

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8	Agreement Severable.

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9Limitation on Participant’s Rights.

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10	Not a Contract of Employment.

Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11	Counterparts.

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.